Live Ventures Reports Fiscal First Quarter 2026 Financial Results

LAS VEGAS, February 12, 2026 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal first quarter ended December 31, 2025.

Fiscal First Quarter 2026 Key Highlights:
•Revenue was $108.5 million, compared to $111.5 million in the prior-year period
•Gross margin increased to 32.6%, compared to 31.7% in the prior-year period
•Operating income increased $2.7 million, or 352.9%, to $3.5 million, compared to $0.8 million in the prior-year period
•Net loss was $0.1 million and diluted loss per share was $0.02, compared to net income of $0.5 million and diluted earnings per share (“EPS”) of $0.16 in the prior-year period. Net income for the prior-year period includes a net gain of $3.6 million from non-recurring items
•Adjusted EBITDA¹ increased $2.0 million, or 35.7%, to $7.8 million, compared to $5.7 million in the prior-year period
•Total assets of $389.2 million and stockholders’ equity of $95.3 million as of December 31, 2025
•Approximately $38.7 million in cash and availability under the Company’s credit facilities as of December 31, 2025
•Successfully completed a $47.0 million refinancing for the Steel Manufacturing segment, providing additional lending capacity
“We are pleased with the continued operational progress during the quarter, which contributed to a $2.7 million, or 352.9%, increase in operating income compared with the prior-year period. These results were delivered despite sustained softness in new home construction and home refurbishment, which continued to weigh on our Retail-Flooring segment. In addition, we successfully refinanced one of our credit facilities in the Steel Manufacturing segment, strengthening our balance sheet and enhancing our ability to support future growth,” commented David Verret, Chief Financial Officer of Live Ventures.
“We delivered a solid quarter marked by meaningful operating improvements across the businesses, despite a still-challenging housing backdrop. The 35.7% increase in Adjusted EBITDA¹ reflects the impact of our cost-reduction initiatives implemented last fiscal year. To build on this momentum, we are rolling out a comprehensive strategy to integrate AI across our business units. By applying AI alongside robotics and data analytics, we are modernizing operations, improving efficiency across the organization, and reinforcing the cost discipline that supports our long-term strategy,” commented Jon Isaac, President and Chief Executive Officer of Live Ventures.

First Quarter Fiscal Year 2026 Financial Summary (in thousands except per share amounts)
	For the three months ended December 31,
	2025	2024	% Change
Revenue	$108,544	$111,508	-2.7%
Gross profit	$35,353	$35,362	0.0%
Operating income	$3,451	$762	352.9%
Net (loss) income	$(64)	$492	N/A
¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

Diluted (loss) earnings per share	$(0.02)	$0.16	N/A
Adjusted EBITDA¹	$7,792	$5,744	35.7%

Revenue decreased approximately $3.0 million, or 2.7%, to approximately $108.5 million for the quarter ended December 31, 2025, compared to revenue of approximately $111.5 million in the prior-year period. The decrease primarily reflects an approximately $7.1 million decline in the Retail-Flooring and Steel Manufacturing segments, partially offset by an approximately $4.1 million aggregate increase in the Retail-Entertainment and Flooring Manufacturing segments, net of intercompany sales eliminations.
Gross profit was approximately $35.4 million for the quarter ended December 31, 2025, essentially unchanged compared to the prior-year period. However, gross margin increased by 90 basis points to 32.6%, as compared to 31.7% in the prior-year period. The gross margin improvement was attributable to higher margins in the Flooring Manufacturing segment due to improved efficiencies and a favorable product mix, improved efficiencies in the Steel Manufacturing segment, and a favorable product mix in the Retail Entertainment segment, partially offset by lower gross margins in the Retail-Flooring segment.
Operating income increased approximately $2.7 million, or 352.9%, to $3.5 million for the quarter ended December 31, 2025, compared with operating income of approximately $0.8 million in the prior-year period. The increase in operating income was primarily driven by higher gross margins and lower operating expenses in the Retail-Flooring, Flooring Manufacturing, and Corporate and Other segments, reflecting targeted cost-reduction initiatives.
For the quarter ended December 31, 2025, net loss was approximately $0.1 million, and diluted loss per share was $0.02, compared to net income of approximately $0.5 million and diluted EPS of $0.16 in the prior-year period. For the quarter ended December 31, 2024, net income includes an approximately $2.8 million gain related to the settlement of the earnout liability from the Precision Metal Works, Inc. (“PMW”) acquisition, as well as an approximately $0.7 million gain from the settlement of PMW seller notes.
Adjusted EBITDA¹ for the quarter ended December 31, 2025, was approximately $7.8 million, an increase of approximately $2.0 million, or 35.7%, compared to $5.7 million in the prior-year period. The increase in Adjusted EBITDA¹ was primarily driven by higher operating income.
As of December 31, 2025, the Company had total cash availability of approximately $38.7 million, consisting of approximately $15.1 million in cash on hand and approximately $23.6 million available under its various lines of credit.

First Quarter Fiscal Year 2026 Segment Results (in thousands)

	For the three months ended December 31,
	2025	2024	% Change
Revenue
Retail - Entertainment	$23,621	$21,274	11.0%
Retail - Flooring	25,327	31,747	-20.2%

Flooring Manufacturing	28,861	29,168	-1.1%
Steel Manufacturing	31,862	33,287	-4.3%
Corporate & Other	7	56	-87.5%
Intercompany eliminations	(1,134)	(4,024)	N/A
Total Revenue	$108,544	$111,508	-2.7%

	For the three months ended December 31,
	2025	2024	% Change
Operating (loss) income
Retail - Entertainment	$4,666	$3,407	37.0%
Retail - Flooring	(3,688)	(2,173)	-69.7%
Flooring Manufacturing	2,325	651	257.1%
Steel Manufacturing	1,620	1,202	34.8%
Corporate & Other	(1,172)	(1,557)	24.7%
Intercompany eliminations	(300)	(768)	N/A
Total Operating Income	$3,451	$762	352.9%

	For the three months ended December 31,
	2025	2024	% Change
Adjusted EBITDA¹
Retail - Entertainment	$4,967	$3,810	30.4%
Retail - Flooring	(2,301)	(783)	-193.9%
Flooring Manufacturing	3,275	1,633	100.6%
Steel Manufacturing	3,314	3,187	4.0%
Corporate & Other	(1,163)	(1,334)	12.8
Intercompany eliminations	(300)	(769)	N/A
Total Adjusted EBITDA¹	$7,792	$5,744	35.7%

	For the three months ended December 31,
	2025	2024
Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	21.0%	17.9%
Retail - Flooring	-9.1%	-2.5%
Flooring Manufacturing	11.3%	5.6%
Steel Manufacturing	10.4%	9.6%
Corporate & Other	N/A	N/A
Intercompany eliminations	N/A	N/A
Total Adjusted EBITDA¹	7.2%	5.2%
as a percentage of revenue

Retail – Entertainment
The Retail-Entertainment segment revenue for the quarter ended December 31, 2025, was approximately $23.6 million, an increase of approximately $2.3 million, or 11.0%, compared to approximately $21.3 million in the prior-year period. The revenue growth was driven by strong consumer demand across all product lines. Gross margin for the quarter increased to 57.5%, compared to 56.6% in the prior-year period, reflecting a shift in sales mix toward higher‑margin product lines. Operating income for the quarter ended December 31, 2025, was approximately $4.7 million compared to approximately $3.4 million in the prior-year period. Strong revenue growth and disciplined management of general and administrative expenses have driven the continued improvement in operating results.
Retail – Flooring
Retail Flooring segment revenue for the quarter ended December 31, 2025, was approximately $25.3 million, representing a decrease of approximately $6.4 million, or 20.2%, compared to approximately $31.7 million in the prior-year period. The decrease in revenue is primarily due to changes in store locations from the prior-year period, including two store closures and three new store openings late in the fiscal first quarter of 2026 that had not yet materially contributed to revenue, as well as continued softness in the housing market. Gross margin for the quarter was 31.7%, compared to 37.2% in the prior-year period. The decrease in gross margin is primarily due to a greater mix of aged inventory sold during the seasonally slower period and a less favorable overall product mix. Operating loss for the quarter ended December 31, 2025, was approximately $3.7 million, compared to an operating loss of approximately $2.2 million in the prior-year period. The increased loss was driven mainly by lower revenue and gross margin, partially offset by reduced operating expenses resulting from cost-reduction initiatives implemented in fiscal year 2025.
Flooring Manufacturing
The Flooring Manufacturing segment revenue for the quarter ended December 31, 2025, was approximately $28.9 million, a decrease of approximately $0.3 million, or 1.1%, compared to approximately $29.2 million in the prior-year period. The decrease in revenue was primarily due to lower sales to the Retail-Flooring segment. Net of intercompany sales eliminations, revenue increased approximately $2.0 million compared to the prior-year period. Gross margin for the quarter increased to 25.0%, compared to 21.4% for the prior-year period. The increase in gross margin is primarily due to a change in product mix toward carpet, which typically has higher gross margins, combined with improved operational efficiencies. Operating income for the quarter ended December 31, 2025, was approximately $2.3 million, compared to an operating income of approximately $0.7 million for the prior-year period. The increase in operating income was primarily due to improved gross margins and lower operating expenses resulting from cost-reduction initiatives.
Steel Manufacturing
The Steel Manufacturing segment revenue for the quarter ended December 31, 2025, was approximately $31.9 million, a decrease of approximately $1.4 million, or 4.3%, compared to approximately $33.3 million in the prior-year period. The revenue decrease was primarily driven by lower sales volumes in the metal forming, assembly, and finishing solutions business. Net of intercompany sales eliminations, revenue decreased approximately $0.7 million compared to the prior-year period. Gross margin was 19.9% for the quarter, compared to 18.0% for the prior-year period. The increase in gross margin was primarily due to strategic price increases and improved operational efficiencies. Operating income for the quarter ended December 31, 2025, was approximately $1.6 million, compared to approximately $1.2 million in the prior-year period. The increase in operating income was primarily due to improved gross margins.
Corporate and Other
The Corporate and Other segment operating loss was approximately $1.2 million and $1.6 million for the quarters ended December 31, 2025, and 2024, respectively. The decrease in operating loss is primarily due to a reduction in corporate expenses, including compensation and professional fees.

Non-GAAP Financial Information

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements
The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest “forward-looking” information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports filed with the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers and directors to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

About Live Ventures Incorporated
Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company seeks opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011, Jon Isaac, Chief Executive Officer and strategic investor, joined the Company's Board of Directors and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:
Live Ventures Incorporated
Greg Powell, Director of Investor Relations
725.500.5597
gpowell@liveventures.com
www.liveventures.com

Source: Live Ventures Incorporated

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)

	December 31, 2025	September 30, 2025
	(Unaudited)
Assets
Cash	$ 15,133	$ 8,831
Trade receivables, net of allowance for doubtful accounts of $0.4 million at December 31, 2025 and $0.6 million at September 30, 2025	34,197	39,947
Inventories, net	118,212	120,716
Prepaid expenses and other current assets	3,326	3,568
Total current assets	170,868	173,062
Property and equipment, net	76,178	77,511
Right of use asset - operating leases	60,746	53,097
Deposits and other assets	1,456	1,498
Intangible assets, net	18,824	20,080
Goodwill	61,152	61,152
Total assets	$ 389,224	$ 386,400
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 27,355	$ 27,369
Accrued liabilities	27,543	31,834
Income taxes payable	2,780	2,334
Current portion of lease obligations - operating leases	11,490	11,495
Current portion of lease obligations - finance leases	581	573
Current portion of long-term debt	30,901	36,282
Current portion of notes payable related parties	800	800
Seller notes - related parties	275	275
Total current liabilities	101,725	110,962
Long-term debt, net of current portion, and unamortized debt issuance costs	45,919	41,880
Lease obligation long term - operating leases, net of current portion	54,439	46,375
Lease obligation long term - finance leases, net of current portion	42,279	42,269
Notes payable related parties, net of current portion	18,954	18,564
Seller notes - related parties	17,953	17,945
Deferred tax liability, net	8,685	9,156
Other non-current obligations	3,979	3,945
Total liabilities	293,933	291,096
Commitments and contingencies
Stockholders' equity:
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at December 31, 2025 and September 30, 2025, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,071,656 shares issued and outstanding at December 31, 2025 and September 30, 2025	2	2
Paid in capital	75,899	75,848
Treasury stock common 754,391 shares as of December 31, 2025 and September 30, 2025	(9,600)	(9,600)
Treasury stock Series E preferred 80,000 shares as of December 31, 2025 and September 30, 2025	(7)	(7)
Retained earnings	28,997	29,061
Total stockholders' equity	95,291	95,304
Total liabilities and stockholders' equity	$ 389,224	$ 386,400

LIVE VENTURES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share)

	For the Three Months Ended December 31,
	2025	2024
Revenue	$ 108,544	$ 111,508
Cost of revenue	73,191	76,146
Gross profit	35,353	35,362

Operating expenses:
General and administrative expenses	27,842	30,071
Sales and marketing expenses	4,060	4,529
Total operating expenses	31,902	34,600
Operating income	3,451	762
Other expense:
Interest expense, net	(3,561)	(4,162)
Gain on extinguishment of debt	—	713
Gain on settlement of earnout liability	—	2,840
Other income	21	420
Total other expense, net	(3,540)	(189)
(Loss) income before provision for income taxes	(89)	573
(Benefit) provision for income taxes	(25)	81
Net (loss) income	$ (64)	$ 492

(Loss) income per share:
Basic	$ (0.02)	$ 0.16
Diluted	$ (0.02)	$ 0.16

Weighted average common shares outstanding:
Basic	3,071,656	3,124,581
Diluted	3,071,656	3,124,820

LIVE VENTURES INCORPORATED
NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net (loss) income to total Adjusted EBITDA¹ for the periods indicated (dollars in thousands):

	For the Three Months Ended
	December 31, 2025	December 31, 2024
Net income (loss)	$ (64)	$ 492
Depreciation and amortization	3,926	4,415
Stock-based compensation	51	51
Interest expense, net	3,561	4,162
Income tax (benefit) expense	(25)	81
Debt issuance costs	59	—
Gain on extinguishment of debt	—	(713)
Gain on settlement of earnout liability	—	(2,840)
Other nonrecurring charges	284	96
Adjusted EBITDA	$ 7,792	$ 5,744